February 7, 2019

State Street Bank and Trust Company

200 Newport Avenue

North Quincy, Massachusetts 02171

Attention: Sean Conroy, Vice President

Re:	WisdomTree Trust (the “Fund” or “Trust”, as applicable)

Ladies and Gentlemen:

Reference is made to the (i) Master Custodian Agreement by and between each management investment company party thereto, and State Street Bank and Trust Company (“State Street”) dated as of September 27, 2013, as amended, modified, or supplemented from time to time (the “Custodian Agreement”), (ii) Administration Agreement by and between each management investment company party thereto, and State Street dated as of September 27, 2013, as amended, modified, or supplemented from time to time (the “Administration Agreement”), and (iii) Transfer Agency and Service Agreement by and between each management investment company party thereto, and State Street dated as of September 27, 2013, as amended, modified, or supplemented from time to time (the “Transfer Agency Agreement”, and taken together with the Custodian Agreement and the Administration Agreement, the “Agreements”). Pursuant to the Agreements, this letter (the “Letter”) is to provide written notice that the undersigned Fund or Trust, as applicable, has established the following new series (a “Portfolio”):

WisdomTree Mortgage Plus Bond Fund

In accordance with the additional fund and portfolio provision of Section 22.5 of the Custodian Agreement, Section 18 of the Administration Agreement, and Section 12 of the Transfer Agency Agreement, we request that you confirm that you will render the services described in the Agreements to the Additional Portfolios. In signing below, each of the undersigned hereby confirms, as of the date hereof, their respective representations and warranties set forth in Section 22.6 and 22.12 of the Custodian Agreement, Section 4 of the Administration Agreement, and Section 4 of the Transfer Agency Agreement.

A current Appendix A or Schedule A, as applicable, to the Agreements is attached hereto. Please indicate your acceptance of the foregoing by executing two copies of this Letter, returning one to the Fund and retaining one for your records.

WisdomTree Trust 245 Park Avenue, 35th Floor, New York, NY 10167 | 212-801-2080 Tel 212-801-2081 Fax

Sincerely,

WISDOMTREE TRUST

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

WisdomTree Trust 245 Park Avenue, 35th Floor, New York, NY 10167 | 212-801-2080 Tel 212-801-2081 Fax